Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

INPIXON

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share(1)	457	(f)	108,759,096	$0.1553	(3)	$16,890,288	.00011020	$1,861.31
Feed Previously Paid			--		--	--		--	--	--
Carry Forward Securities
Carry Forward Securities	—	—	—		—			—			—	—	—	—
	Total Offering Amounts							$16,890,288		$1,861.31
	Total Fees Previously Paid									---
	Total Fee Offsets									—
	Net Fee Due									$1,861.31

(1)	Based on the maximum number of shares of common stock, par value $0.001 per share (“New Inpixon Common Stock”), of Inpixon, a Nevada corporation (“Inpixon”), the registrant, estimated to be issued or issuable, or reserved for issuance, in connection with the business combination between Inpixon, Superfly Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Inpixon (“Merger Sub”), and XTI Aircraft Company, a Delaware corporation (“XTI”), pursuant to that certain Agreement and Plan of Merger, dated July 24, 2023, by and among, Inpixon, Merger Sub and XTI (as it may be amended from time to time, the “Merger Agreement”), as described in the proxy statement/prospectus that forms a part of this Registration Statement. Such maximum number of shares of New Inpixon Common Stock is based on the sum of (i) 50,036,338 shares of New Inpixon Common Stock issuable to holders of XTI Common Stock who did not execute the XTI Stockholder Consent that will, pursuant to the Merger Agreement, be converted into shares of New Inpixon Common Stock based on the Exchange Ratio, including shares of New Inpixon Common Stock issuable to holders of XTI convertible notes to be converted into XTI Common Stock immediately prior to the Effective Time, (ii) 31,026,532 shares of New Inpixon Common Stock issuable, or reserved for issuance, in connection with the assumption by Inpixon of all options to purchase shares of XTI common stock outstanding and unexercised immediately prior to the Effective Time, to holders of options to purchase XTI common stock issued under XTI’s equity incentive plans that will, pursuant to the Merger Agreement, be converted into options to purchase shares of New Inpixon Common Stock based on the Exchange Ratio, (iii) 1,304,191 shares of New Inpixon Common Stock issuable, or reserved for issuance, in connection with the assumption by Inpixon of all options to purchase shares of XTI common stock outstanding and unexercised immediately prior to the Effective Time, to holders of options to purchase XTI Common Stock issued in connection with XTI financing transactions that will, pursuant to the Merger Agreement, be converted into options to purchase shares of New Inpixon Common Stock based on the Exchange Ratio, (iv) 21,426,996 shares of New Inpixon Common Stock issuable, or reserved for issuance in connection with the assumption by Inpixon of all warrants to purchase shares of XTI common stock outstanding and unexercised immediately prior to the Effective Time to holders of warrants to purchase shares of XTI common stock that will, pursuant to the Merger Agreement, be converted into warrants to purchase shares of New Inpixon Common Stock based on the Exchange Ratio, and (v) 4,965,039 shares of New Inpixon Common Stock issuable, or reserved for issuance in connection with the assumption by Inpixon of the convertible promissory note of XTI dated April 1, 2023, in the initial principal amount of $1,817,980 (as amended), which will become convertible into shares of New Inpixon Common Stock upon the Effective Time. The share amounts of New Inpixon Common Stock provided in this Exhibit 107 do not take into account the effect of a reverse stock split of common stock of Inpixon, and assume an estimated pre-split Exchange Ratio (which is subject to adjustment prior to the Effective Time) of approximately 2.484172585 shares of New Inpixon Common Stock for each outstanding share of XTI Common Stock.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Inpixon Common Stock on The Nasdaq Stock Market LLC (the “Nasdaq”) on August 10, 2023. This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A